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Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com
FIRM / AFFILIATE OFFICES
		Abu Dhabi	Moscow
		Barcelona	Munich
		Beijing	New Jersey
		Brussels	New York
		Chicago	Orange County
October 22, 2010		Doha	Paris
		Dubai	Riyadh
OnCure Holdings, Inc.		Frankfurt	Rome
188 Inverness Drive West, Suite 650		Hamburg	San Diego
Englewood, Colorado 80112		Hong Kong	San Francisco
		Houston	Shanghai
Re:	Registration Statement No. 333- ;	London	Silicon Valley
	$210,000,000 Aggregate Principal	Los Angeles	Singapore
	Amount of Senior Secured Notes	Madrid	Tokyo
		Milan	Washington, D.C.

Ladies and Gentlemen:

        We have acted as special counsel to OnCure Holdings, Inc., a Delaware corporation (the "Company"), in connection with the issuance of $210,000,000 aggregate principal amount of the Company's 11 3/4% Senior Secured Notes due 2017 (the "Notes") and the guarantees of the Notes (the "Guarantees") by the entities listed on Schedule I hereto (collectively, the "Delaware Guarantors"), the entities listed on Schedule II hereto (collectively, the "California Guarantors," together with the Delaware Guarantors, the "Covered Guarantors") and the entities listed on Schedule III hereto (collectively, the "Other Guarantors," together with the Covered Guarantors, the "Guarantors"), under the Indenture dated as of May 13, 2010 (the "Indenture") among the Company, the Guarantors, and Wilmington Trust FSB, as trustee (the "Trustee"), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on October 22, 2010 (Registration No. 333-                ) (the "Registration Statement"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and California and the General Corporation Law of the State of Delaware or the Delaware Limited Liability Company Act, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Florida are addressed in the opinion of Smith, Hulsey and Busey, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Indenture and Registration Rights Agreement dated as of May 13, 2010 filed as filed as an exhibit to the Registration Statement, the Notes and the Guarantees will have been duly authorized by all necessary corporate or limited liability company action of the Company and the Covered Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Covered Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

        Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture; (d) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (g) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (h) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon and (i) the severability, if invalid, of provisions to the foregoing effect.

        With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the "Documents") have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Covered Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

 SCHEDULE I
DELAWARE GUARANTORS

Entity Name	Jurisdictions of Formation	Jurisdictions of Foreign Qualification
Oncure Medical Corp.	Delaware	California Colorado Florida
U.S. Cancer Care, Inc.	Delaware	California Florida Indiana
USCC Florida Acquisition Corp.	Delaware	Florida
USCC Acquisition Corp.	Delaware	Colorado Florida
Mica Flo II, Inc.	Delaware	Florida
Pointe West Oncology, LLC	Delaware	Florida

 SCHEDULE II
CALIFORNIA GUARANTORS

Entity Name	Jurisdiction of Formation
Mission Viejo Radiation Oncology Medical Group, Inc.	California
Radiation Oncology Center, LLC	California
Coastal Oncology, Inc.	California
Fountain Valley & Anaheim Radiation Oncology Centers, Inc.	California
Santa Cruz Radiation Oncology Management Corp.	California
USCC Healthcare Management Corp.	California

 SCHEDULE III
OTHER GUARANTORS

Entity Name	Jurisdiction of Formation
Charlotte Community Radiation Oncology, Inc.	Florida
Englewood Oncology, Inc.	Florida
Interhealth Facility Transport, Inc.	Florida
Manatee Radiation Oncology, Inc.	Florida
Sarasota County Oncology, Inc.	Florida
Sarasota Radiation & Medical Oncology Center, Inc.	Florida
Venice Oncology Center, Inc.	Florida
JAXPET, LLC	Florida
JAXPET/Positech, L.L.C.	Florida

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  Exhibit 5.1
SCHEDULE I DELAWARE GUARANTORS
SCHEDULE II CALIFORNIA GUARANTORS
SCHEDULE III OTHER GUARANTORS